UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2017

Cable One, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36863	13-3060083
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

210 E. Earll Drive, Phoenix, Arizona	85012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 364-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 13, 2017, Cable One, Inc. (the “Company”) entered into that certain Amendment No. 1 (the “Amendment”), with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, to amend that certain Credit Agreement, dated as of June 30, 2015, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other agents party thereto from time to time (as so amended, the “Credit Agreement”).  The Amendment has been entered into in anticipation of the proposed acquisition of RBI Holding LLC (the “Acquisition”), pursuant to the Agreement and Plan of Merger, dated as of January 17, 2017, among the Company, Frequency Merger Sub, LLC, RBI Holding LLC, RBI Blocker Corp., RBI Blocker Holdings LLC and GTCR-RBI, LLC (the “Merger Agreement”).  The Amendment, among other things, (a) permits the incurrence of incremental term loans in an aggregate principal amount of up to $650 million under one or more new tranches of term loans established under the Credit Agreement to fund the Acquisition, (b) permits the consummation of the Acquisition and the other transactions contemplated by the Merger Agreement and (c) makes certain other amendments that will become effective only if the Acquisition is consummated.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 with respect to the Amendment is incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

Exhibit	Description

10.1	Amendment No. 1, dated as of February 13, 2017, among Cable One, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cable One, Inc.

By:	/s/ Alan H. Silverman
	Name:	Alan H. Silverman
	Title:	Senior Vice President, General Counsel, Director of Administration and Secretary

Date: February 14, 2017

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment No. 1, dated as of February 13, 2017, among Cable One, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.